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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

Hudson Valley Holding Corp.                     CONTACT
21 Scarsdale Road                               Stephen R. Brown
Yonkers, NY 10707                               Sr. EVP, COO & CFO
                                                (914) 771-3212 (Earnings)

                                                Wendy Croker
                                                VP, Shareholder Relations
                                                (914) 771-3214 (Dividend)

                          HUDSON VALLEY HOLDING CORP.
                        REPORTS SECOND QUARTER EARNINGS
                          AND ANNOUNCES CASH DIVIDEND

     YONKERS, NY, July 29, 2003 ... James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announced earnings for the first six months of 2003. Earnings for the six month period were $13.2 million, compared to $11.3 million for the same period in 2002. Diluted earnings per share were $2.18 compared to $1.89 for the same period last year. Mr. Landy noted that the first six months earnings included a $3.2 million after-tax gain on the sale of securities. Therefore, earnings for the first six months should not be viewed as representative of future earnings. In addition, Mr. Landy announced that as of June 30, 2003, assets totaled $1.6 billion, deposits totaled $1.1 billion, and net loans totaled $654.7 million.

     Further, William E. Griffin, Chairman of the Board, noted the continued excellent performance of the Company and announced that the Company has declared a cash dividend of $0.41 per share payable to all shareholders of record as of the close of business August 8, 2003. The dividend will be mailed to shareholders on or about August 18, 2003.

     Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 18 branch locations in the Bronx, Manhattan and Westchester, its most recent to open at 40 Church Street, White Plains, New York in the Fall of 2003. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals in Westchester County, the Bronx and Manhattan. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

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